BALLY'S ANNOUNCES MARC CRISAFULLI, EVP OF GOVERNMENT RELATIONS, LEGAL AND REGULATORY, TO RETIRE

PROVIDENCE, R.I., - September 16, 2022 - Bally's Corporation (NYSE: BALY) today announced that Marc Crisafulli, EVP of Government Relations, Legal and Regulatory, will retire from the company, effective September 16, 2022.

Marc joined the company in May 2019 as EVP of Government Relations and then later served as EVP of Twin River Worldwide Holdings and President of Twin River and Tiverton Casinos, prior to the company’s rebrand to Bally’s Corporation in 2020. During his time with the company, and especially in his most recent role as Executive Vice President of Government Relations, Legal and Regulatory, Marc helped advance Bally’s strategy by overseeing critical legislation and spearheading important partnerships in Rhode Island.

Lee Fenton, Bally’s Chief Executive Officer, said, "I want to thank Marc for his commitment and many contributions to Bally’s over the last few years. I especially want to acknowledge Marc’s work with the State of Rhode Island, including his efforts in advancing important state legislation and for his role in moving our corporate headquarters to Providence. On behalf of our Board and management team, we want to thank Marc for his guidance and for his role in positioning us for our next phase of growth. We wish him the best in his retirement.”

Most notably, under Marc's leadership, Bally’s worked with International Game Technology (IGT) and the State of Rhode Island to form a three-way agreement, later resulting in passage of legislation 2021-H 5223A and 2021-S 0040A, aimed at preserving and enhancing Rhode Island’s gaming revenue. Known as the Marc A. Crisafulli Economic Development Act, this legislation established a 20-year joint venture between Bally's and IGT that will create a licensed video lottery terminal provider to supply all gaming machines to the Rhode Island Division of Lotteries for Bally's Twin River Casino Hotel and Tiverton Casino Hotel and the State. The legislation also provides for a $250 million economic development investment plan.

Soo Kim, Chairman of Bally's Corporation's Board of Directors, said, “Marc led a robust expansion of Bally’s in recent years. During his time, he developed important relationships and respect among regulators, partners, and colleagues. We look forward to building on what Marc has helped establish, and we wish him all the best in this next chapter.”

Marc Crisafulli, outgoing EVP of Government Relations, Legal and Regulatory, said, “I could not be prouder of what our team has accomplished in just a few years, and I am especially grateful for the relationships formed and efforts executed in the State of Rhode Island. It has been a privilege to see the company grow and evolve, and I want to thank Lee and Soo, and the entire team for their support, leadership and friendship. I wish the company continued success.”

About Bally's Corporation

Bally's Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 14 casinos across 10 states, a horse racetrack in Colorado and has access to OSB licenses in 18 states. It also owns Gamesys Group, a leading, global, online gaming operator, Bally's Interactive, a first-in-class sports betting platform, Monkey Knife Fight, the fastest growing daily fantasy sports site in North America, SportCaller, a leading, global B2B free-to-play game provider, and Telescope Inc., a leading provider of real-time fan engagement solutions.

With approximately 10,000 employees, Bally's casino operations include more than 15,800 slot machines, 500 table games and 5,300 hotel rooms. Upon closing the previously announced Tropicana Las Vegas (NV) transaction, as well as completing the construction of a land-based casino near the Nittany Mall in State College, PA, Bally's will own and manage 16 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol "BALY".

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally's in this press release, its reports filed with the Securities and Exchange Commission (the "SEC") and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally's to predict or identify all such events or how they may affect it. Bally's has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to those included it Bally's Annual reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally's with the SEC. These statements constitute Bally's cautionary statements under the Private Securities Litigation Reform Act of 1995.

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